Exhibit 99

DRI Corporation Enters Agreement to Acquire Remaining 50 Percent Stake in Brazilian Joint Venture

Mobitec Group Would Hold 100 Percent of Mobitec Brazil Ltda

DALLAS--(BUSINESS WIRE)--July 28, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Mobitec AB subsidiary (“Mobitec Group”) in Sweden has entered an agreement to acquire the remaining 50 percent interest in its Brazilian joint venture, Mobitec Brazil Ltda, from its business partner in Caxias do Sul, Brazil. The agreement would establish the Company’s 100 percent ownership of that enterprise; a rescission provision for both the Company and the seller exists until certain conditions are met, which should occur on or before Oct. 12, 2009.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “Mobitec Brazil Ltda has been a successful investment under our Mobitec Group, which we acquired in June 2001. The Latin American transit market, which is served by Mobitec Brazil Ltda, has seen considerable growth in recent years and we believe that market is ripe for continued growth. This acquisition will enable us to capture the full profit stream from Mobitec Brazil Ltda, as well as to further expand the global reach of DRI and the Mobitec® brand through potential additional growth opportunities in Latin America. While the parties each have right to rescind if certain conditions are not met, we believe it is more likely than not that the transaction will proceed to closure as scheduled.”

Under terms of the agreement and related documents, Mobitec Group will acquire the remaining 50 percent stake in Mobitec Brazil Ltda for up to $2.95 million USD. If concluded, the Company will pay $1 million USD in cash to the seller on or before Oct. 12, 2009. The Company will further pay the seller the remaining balance in quarterly installments via a Promissory Note bearing a 5 percent annual interest rate over approximately three years through Sept. 30, 2012. Additional details are available via a Form 8-K filed yesterday with the U.S. Securities and Exchange Commission (“SEC”).

Mobitec Group, a global supplier of electronic information display systems, is highly respected for its products, technology, service, and quality. Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia and Germany, as well as joint ventures in Brazil and India. For more information, visit www.mobitec.eu.

MARK YOUR CALENDAR

  On or about Aug. 14, 2009, the Company plans to file with the SEC a Form 10-Q for the period ending June 30, 2009.
  On or about Aug. 17, 2009, management plans to discuss second quarter 2009 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the growth opportunities for the Company in the Latin American transit market; the size of the Latin American transit market for our products; future growth of the Latin American transit market for our products; the future profit stream of Mobitec Brazil Ltda; and the likelihood that this transaction will close as planned; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the timing of the deliveries of orders; the risk that future anticipated growth in the Latin American transit market may prove inaccurate; the risk that our estimate of the size of the Latin American transit market for our products may prove inaccurate; the risk that our estimate for the growth of the Latin American transit market for our products may prove inaccurate; the risk that Mobitec Brazil Ltda may not be profitable in future periods; the risk that the transaction does not close as planned; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and as updated in our Quarterly Report on Form 10-Q filed May 15, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com